EXHIBIT 12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Years Ended December 31,
                                            ----------------------------------
                                               2000        1999        1998
                                            ----------  ----------  ----------
                                                   (dollars in millions)

Income from continuing operations           $4,452      $5,576      $3,049
Income taxes                                 2,393       3,118       1,636
Losses of nonconsolidated associates           332         325         239
Minority interests                             (13)         28          20
Amortization of capitalized interest            69          66          68
                                           -------     -------     -------

Income from continuing operations
  before income taxes, undistributed
  income of associates, and
  capitalized interest                       7,233       9,113       5,012
                                             -----       -----       -----

Fixed charges included in income
  from continuing operations
  Interest and related charges on debt       9,475       7,642       6,441
  Portion of rentals deemed to be interest     341         284         251
                                            ------      ------      ------
      Total fixed charges
        included in income from
        continuing operations                9,816       7,926       6,692
                                             -----       -----       -----

Earnings available for fixed charges       $17,049     $17,039     $11,704
                                            ======      ======      ======

Fixed charges
  Fixed charges included in income from
    continuing operations                   $9,816      $7,926      $6,692
  Interest capitalized in the period           137          95         110
                                             -----       -----       -----
      Total fixed charges                   $9,953      $8,021      $6,802
                                             =====       =====       =====

Ratios of earnings to fixed charges           1.71        2.12        1.72
                                              ====        ====        ====
























                                    IV-11